EXHIBIT 11

                        CENTURY TELEPHONE ENTERPRISES, INC.
                        COMPUTATIONS OF EARNINGS PER SHARE
                                    (UNAUDITED)
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

                                         Three months          Six months
                                         ended June 30        ended June 30
                                      ------------------    ----------------
                                        1994      1993       1994      1993
                                      -------    ------     ------    ------
                                              (expressed in thousands,
                                              except per share amounts)

Net income                            $21,485    16,517     40,686    32,257
Preferred stock dividend
 requirements                             (30)       (6)       (43)      (12)
                                      -------    ------     ------    ------

Net income applicable to common
 stock                                 21,455    16,511     40,643    32,245
Dividends applicable to Series H
 and Series K Preferred Stock              30         6         43        12

Interest on 6% convertible debentures
 and amortization of deferred debt
 costs incurred in connection with
 the issuance of the debentures,
 net of taxes                           1,146     1,164      2,292     2,328
                                      -------    ------     ------    ------

Net income as adjusted for purposes
 of computing fully diluted earnings
 per share                            $22,631    17,681     42,978    34,585
                                      =======    ======     ======    ======

Weighted average number of shares:
  Outstanding during period            53,365    50,618     52,825    49,867
  Common stock equivalent shares          519       790        525       666
  Employee Stock Ownership Plan
   shares not committed to be
   released                              (338)        -       (193)        -
                                       ------    ------     ------    ------

    Total number of shares for
     computing primary earnings
     per share                         53,546    51,408     53,157    50,533

Incremental common shares
 attributable to additional
 dilutive effect of convertible
 securities                             4,742     4,656      4,702     4,729
                                       ------    ------     ------    ------

    Total number of shares as
     adjusted for purposes of
     computing fully diluted
     earnings per share                58,288    56,064     57,859    55,262
                                      =======    ======     ======    ======

Earnings per average common share     $   .40       .33        .77       .65
                                      =======    ======     ======    ======

Primary earnings per share            $   .40       .32        .76       .64
                                      =======    ======     ======    ======

Fully diluted earnings per share      $   .39       .32        .74       .63
                                      =======    ======     ======    ======
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